 Exhibit (p)(1)

These policies and procedures may be changed without notice at any time. These policies and procedures will be administered or not administered in the sole judgment and discretion of CRM and its Chief Compliance Officer.

Code of Ethics

Cramer Rosenthal McGlynn, LLC

March 2025

Contact Information:
Legal and Compliance Department
Cramer Rosenthal McGlynn, LLC
300 First Stamford Place
Suite 440
Stamford, CT 06902
212-326-5300

Classification: Confidential

These policies and procedures may be changed without notice at any time. These policies and procedures will be administered or not administered in the sole judgment and discretion of CRM and its Chief Compliance Officer.

A.	Personal Securities Trading

Purpose of Code of Ethics

CRM’s Code of Ethics sets forth standards of business conduct that is required of all its supervised persons. CRM’s Code is reasonably designed to (a) minimize conflicts of interest, and even the appearance of conflicts of interest, between the personnel of CRM and its clients in the securities markets; (b) assist CRM personnel such that their personal securities transactions are made in compliance with applicable securities laws; (c) prevent violations of the federal securities laws; and (d) effect the principles of conduct set forth below.

CRM depends upon a high level of public and client confidence for its success. That confidence can be maintained only if CRM’s employees observe the highest standards of ethical behavior in the performance of their duties. This Code (as it may be amended or modified from time to time) is intended to inform all of CRM’s employees of certain standards of conduct which they are expected to observe.

It is not possible to provide a precise, comprehensive definition of a conflict of interest. However, one factor that is common to many conflict of interest situations is the possibility that a CRM employee’s actions or decisions will be affected because of an actual or potential divergence between his or her personal interests and those of CRM or its clients. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to CRM or its clients and regardless of the motivation of the employee involved. In all cases, if a conflict situation arises between an employee and CRM’s clients, the interests of CRM’s clients shall prevail.

This Code also addresses the possibility that personnel may, by virtue of their positions with CRM, be afforded opportunities to participate in certain investment opportunities that are not generally available to the investing public. Accepting such opportunities may, or may appear to, compromise the independent judgment CRM personnel are expected to exercise for the benefit of CRM clients and is therefore unacceptable.

This Code is intended to help address these concerns in a systematic way. However, it is important that personnel go beyond the letter of this Code and remain sensitive to the need to avoid improper conflicts of interest, or even the appearance of such conflicts of interest, that are not expressly addressed by this Code.

One way for employees to implement the spirit of these policies is to invest in open-end mutual funds advised or sub-advised by CRM. CRM mutual funds provide employees with a means of participating in investments that CRM recommends to clients without seeking pre-clearance. Employee investments in CRM mutual funds also serve to align the interests of employees with the interests of CRM clients and to reduce the number of transactions that might give rise to conflicts of interest with CRM’s clients.

These policies and procedures may be changed without notice at any time. These policies and procedures will be administered or not administered in the sole judgment and discretion of CRM and its Chief Compliance Officer.

General Principles of Conduct

CRM observes the following principles of conduct which shall govern all aspects of its business:

Professional Responsibility

CRM recognizes that it is a fiduciary and has the responsibility to render professional, continuous, and unbiased investment advice oriented to the investment goals of each client.

Professional Qualifications

To enable CRM to serve its clients effectively, its personnel are individuals of experience, ability, and integrity.

Financial Responsibility

CRM maintains capital and reserves adequate to provide the services for which it was retained.

Promotional Activities

The content in written or oral statements made by CRM in soliciting new clients shall be consistent with its professional responsibility.

Confidential Relationship

Information concerning the identity of security holdings and financial circumstances of clients is confidential.

In addition, the following general fiduciary principles shall govern the personal investment activities of all Employees.

Each Employee shall:

●	At all times, place the interests of the Client Accounts before his or her personal interests;

●	Conduct all personal securities transactions in a manner consistent with this Code, so as to avoid any actual or potential conflicts of interest, or an abuse of the individual’s position of trust and responsibility; and

●	Not take any inappropriate advantage of his or her position with or on behalf of CRM or the Client Accounts.

Definitions Applicable to the Code of Ethics

“1940 Act” means the Investment Company Act of 1940, as amended.

“Access Person” means any of CRM’s supervised persons who (i) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; or (ii) is involved is making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

These policies and procedures may be changed without notice at any time. These policies and procedures will be administered or not administered in the sole judgment and discretion of CRM and its Chief Compliance Officer.

“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial ownership” has the same meaning as that term is defined in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (“the Exchange Act”), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act. This means that a person should generally consider himself or herself the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of securities held by his or her spouse, his or her minor children or a relative who shares his or her home, or held by other persons who through any contract, arrangement, understanding or relationship provide him or her with sole or shared voting or investment power over such securities.

“Client Accounts” means the Funds, any private investment funds advised by the Firm, and any outside private account for which the Firm serves as investment adviser and in which the Firm (and persons associated with the Firm) has no ownership interest, direct or indirect (other than as a shareholder of the Funds or as a member, partner or shareholder of any private investment funds advised by the Firm).

“Compliance Personnel” means the persons designated by the Chief Compliance Officer to monitor overall compliance with this Code, to prepare, receive and review reports under this Code, and to provide pre-clearance of any personal securities transactions as required by this Code.

“Control” shall have the same meaning as that term is defined in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is generally presumed to control that company.

“Covered Security” shall include certain types of securities, such as common stock, preferred stock, securities convertible into common or preferred stock and warrants or rights to acquire common stock, including options, closed-end fund shares, and other derivative securities, futures and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

A covered security does not include:

●	direct obligations of the Government of the U.S.;

●	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

●	shares issued by money market funds;

●	shares issued by open-end funds (mutual funds); or

●	Exchange Traded Funds (ETFs).

“Employee” means any officer, principal or employee of the Firm.

These policies and procedures may be changed without notice at any time. These policies and procedures will be administered or not administered in the sole judgment and discretion of CRM and its Chief Compliance Officer.

“Employee Account” means any account in which an Employee has Beneficial Ownership, as defined above. Employee Accounts include accounts of the Employee’s spouse, his or her minor children or a relative who shares his or her home, or held by other persons who through any contract, arrangement, understanding or relationship provide him or her with sole or shared voting or investment power over such securities. Whenever a situation arises where an Employee gains sole or shared voting or investment power over securities or when an Employee gets married or shares primary residence with a relative, such Employee shall promptly take all necessary steps to bring such third-party in compliance with the provisions of this Code.

“Funds” means the funds managed by CRM.

“Initial Public Offering” (“IPO”) means an offering of securities under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Private Placement” means any offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505 or 506 under the Securities Act of 1933. Private placements may include offerings of hedge funds and other private equity funds and offerings of Rule 144A securities.

“Purchase or sale of a security” includes, inter alia, the writing of an option to purchase or sell a security.

“Reportable Fund” means any fund for which CRM serves as an investment adviser or sub-adviser or any fund that controls CRM, is controlled by CRM, or is under common control with CRM.

“Security Held or to be Acquired by a Reportable Fund” means (i) any Covered Security that, within the most recent 15 days, is or has been held by the Reportable Fund or is being or has been considered by the Reportable Fund or the Adviser for purchase by the Reportable Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for a Covered Security described in clause (i) above.

Specific Requirements

Pre-Clearance of Personal Securities Transactions

General Rule

All Employees are required to obtain the prior approval of the Chief Compliance Officer, or his or her designee, before effecting or causing any purchase or sale transaction of a Covered Security in an Employee Account, subject to the exemptions detailed below. The Chief Compliance Officer, or his or her designee, may reject any trade request in their sole discretion, and no reason need be given for such rejection. As a general matter, any and all Employee personal securities transactions must be traded through an account established at Charles Schwab which is linked to the personal trading compliance platform established for CRM and configured with CRM’s Compliance Science (“ComplySci”) third-party web based compliance portal designed for implementation of the pre-clearance and personal securities trading rules which follow below. In certain circumstances, the Chief Compliance Officer may permit an employee to maintain a personal securities account outside of Charles Schwab, provided duplicate statements be provided upon request.

These policies and procedures may be changed without notice at any time. These policies and procedures will be administered or not administered in the sole judgment and discretion of CRM and its Chief Compliance Officer.

Notice Provision for Reportable Funds

Transactions in shares of any Reportable Fund that falls within the definition of Covered Security are not subject to the pre-clearance requirement. Transactions in these instruments are subject to a “Notice Provision,” which requires an Employee to give notice of any such transaction to the Chief Compliance Officer or his or her designee. “Notice shall generally be accomplished by granting access to the Chief Compliance Officer, or his or her designee, to such online accounts or by providing duplicate account statements in order to receive notice of such transactions for certain Reportable Funds directly through the automated compliance reporting systems which are configured among Charles Schwab and ComplySci, as described above. In such circumstances, the Chief Compliance Officer, or his or her designee, shall have “real time” access to the Employee’s personal account holdings and may obtain reporting (i.e., transaction history logs, etc.) directly within the web-based compliance portals.

Approval

Pre-clearance approval will be valid for one trading day for market orders. For example, an employee receiving pre-clearance approval on a Monday must effect such transaction on Monday or the pre-clearance will become invalid. Requests for approval must be made between 10:30 AM and 2:30 PM on any trading day.

Each employee will be limited to fifteen (15) personal trades requiring pre-clearance authorization in any quarter. Subject to this quarterly limit, each Employee is limited to four (4) personal trades requiring pre-clearance authorization on any given day.

No Short-Term Trading (60-Day Rule)

No Employee shall profit in the purchase and sale, or sale and purchase, of any direct or indirect beneficial ownership interest in the same (or equivalent) Covered Securities within any period of 60 consecutive calendar days without prior approval of Compliance Personnel.

The Restricted List

The Chief Compliance Officer, or his or her designee, shall maintain a list (the “Restricted List”) containing the names of issuers for which, among other things, an officer of CRM serves as an officer or director, issuers in which any officer of CRM owns greater than a 4.9% interest, or issuers for which any CRM personnel believe they may be in possession of material, non-public information relating to such issuer.

The securities of any issuer contained on the Restricted List may not be purchased and/or sold for any Client Account or Employee Account.

Reporting

Initial Compliance Report

Not later than 10 calendar days after a person becomes an Employee, such Employee must report to the Chief Compliance Officer, or his or her designee, the following information on an “Initial Compliance Report”: the name of any broker, dealer or bank with whom the Employee maintained an account in which any Covered Securities are held for the direct or indirect benefit of the Employee as of the date the person became an Employee; and the date that the report is signed and

These policies and procedures may be changed without notice at any time. These policies and procedures will be administered or not administered in the sole judgment and discretion of CRM and its Chief Compliance Officer.

submitted by the Employee, including any account statements identifying the title, number of shares and principal amount of any Covered Securities in which the Employee had any direct or indirect beneficial ownership when the person became an Employee, as described below. This may be accomplished by an Employee transferring any pre-existing personal accounts to Charles Schwab, therefore allowing CRM to link the Charles Schwab account with the personal trading platform established for CRM and ComplySci, as detailed above. The result of such transfer of accounts by an Employee shall be made available to the Chief Compliance Officer, or his or her designee, all available reporting pertaining to the account, including but not limited to account holdings and historical transactions reporting. When a situation arises where an Employee gains sole or shared voting or investment power over securities or when an Employee gets married or shares primary residence with a relative, such Employee shall notify Chief Compliance Officer, or his or her designee, of such event and take all steps necessary to disclose the relevant information to bring such third-party in compliance with the provisions of this Code.

Submission of Trading Statements

Every Employee must direct his or her broker, bank or other financial institution to provide CRM with duplicate copies of account statements (“trading statements”) for Employee Accounts. As detailed above, this may be accomplished by linking Employee Accounts with CRM’s Schwab web based compliance portal and the ComplySci system.

Quarterly Compliance Reports

Not later than 30 days after the end of each calendar quarter, each Employee must report to Compliance Personnel the following information:

With respect to any transaction during the quarter in a Covered Security in which the Employee had any direct or indirect beneficial ownership, as applicable: the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and the principal amount of each Covered Security involved; the nature of the transaction (purchase, sale or any other type of acquisition or disposition); the price of the Covered Security at which the transaction was effected; the name of the broker, dealer or bank with or through which the transaction was effected; and the date that the report is signed and submitted by the Employee.

An Employee may satisfy the above requirements through provision of account statements (provided such statements are provided not later than 30 days after the close of the calendar quarter) for each Employee Account maintained by such Employee to the Chief Compliance Officer, or his or her designee. As detailed above, this may be accomplished by Employees establishing accounts at Charles Schwab which are linked to the personal trading platform established for CRM, including ComplySci, which allows the Chief Compliance Officer, or his or her designee, to review all account holdings and activity in “real time.”

Annual Holdings Reports

Not later than January 31st of each new year, all Employees must provide the following information: the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Covered Security involved; the name of any broker, dealer or bank with whom the Employee maintains an account in which any securities are held for the direct or indirect benefit of the Employee; and the date that the report is signed and submitted by the Employee.

These policies and procedures may be changed without notice at any time. These policies and procedures will be administered or not administered in the sole judgment and discretion of CRM and its Chief Compliance Officer.

Employees may satisfy this requirement by attaching the most recent account statement (provided such statements are provided not later than 30 days after the close of the calendar quarter) for each Employee Account or certifying to the accuracy of the account information provided to such employee by the Chief Compliance Officer, or his or her designee. As detailed above, this may be accomplished by Employees establishing accounts at Charles Schwab which are linked to the personal trading platform established for CRM, including ComplySci, which allows the Chief Compliance Officer, or his or her designee, to review all account holdings and activity in “real time.”

Seven Day Blackout Periods

No Employee shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership:

●	which he or she knows or should have known at the time of such purchase or sale is or has been considered for purchase or sale by any Client Accounts, within the most recent seven (7) trading days, or

●	which is or has been purchased or sold by any Client Accounts within the most recent seven (7) trading days.

The above shall not apply when a purchase or sale for a Client Account is the result of passive investment decisions (e.g., raising cash for client redemptions or liquidations). Any questions regarding this provision shall be directed to the Chief Compliance Officer.

“Bunching” Rule

An order to purchase or sell a Covered Security for an Employee Account may be exempt from this prohibition and may be “bunched” with an order(s) for a Client Account(s) that is being handled by CRM’s trading desk where certain conditions are satisfied:

●	the market capitalization of the issuer of the Covered Security is at least $500 million; and

●	the Employee order is not approved until such time that all trading for Client Accounts in the Covered Security is complete.

This proviso applies to the specific order or orders for Client Accounts to which the Employee account is bunched. It does not apply to other orders for Client Accounts which may be entered by investment personnel later on the same day. In limited circumstances, a Client Account where the Client directs the order to be executed by a specific brokerage firm (so-called “hold” account), such Clients’ execution may occur after execution of the order(s) for which the Employee order is being bunched, resulting in such Client’s execution possibly occurring after the Employee order is executed.

The execution price received by a Client Account may not always be superior to the execution price received by an Employee Account, and all Employee Account trading is performed directly by the Employee using the Charles Schwab platform.

These policies and procedures may be changed without notice at any time. These policies and procedures will be administered or not administered in the sole judgment and discretion of CRM and its Chief Compliance Officer.

$10 Billion Market Capitalization Exception

Transactions in securities for which the market capitalization of the company is greater than $10 billion are not subject to this 7-day blackout provision.

Special Holding Period for Securities with Small Market Capitalizations

In instances where an Employee Account and a Client Account own the same security with a market capitalization of $500 million or less, the Employee Account is required to hold its position in such securities until the Client Account(s) is fully divested of its corresponding position in the securities.

Exchange-Traded Fund (ETF) Exception

Transactions in exchange-traded funds, or ETFs, are not subject to this 7-day blackout provision. (It should be noted that not all closed-end funds are ETFs, and only ETFs may rely on this exception.)

Waiver Requests

Under special circumstances and on a case-by-case basis, a member of the Compliance Committee may consider a request by an Employee for a waiver of the 7-day blackout provision. In considering any such request, any adverse consequences to any Client Account shall be considered. All waivers granted shall be recorded in writing.

Prohibition on IPOs

No Employee shall acquire any direct or indirect beneficial ownership interest in securities in an initial public offering (“IPO”).

Pre-Approval of Private Placements

An Employee may purchase securities in a Private Placement only if the Employee obtains the prior written approval of a member of the Compliance Committee. To request such approval, the Employee should complete the “Pre-Clearance of Private Investments” Form available through the ComplySci system. For CRM employees who, through the sponsorship of ALPS Distributors, Inc., are registered with FINRA (“Registered Representatives”), CRM shall provide written notice to ALPS of any participation by a Registered Representative in a Private Placement, prior to the Registered Representative participating in the Private Placement.

Unlawful Activities Relating to Reportable Funds

No Employee shall, in connection with the purchase or sale, directly or indirectly, by such Employee of a Security Held or to be Acquired by a Reportable Fund:

●	Employ any device, scheme or artifice to defraud the Reportable Fund;

●	Make any untrue statement of a material fact to the Reportable Fund or omit to state to the Reportable Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

These policies and procedures may be changed without notice at any time. These policies and procedures will be administered or not administered in the sole judgment and discretion of CRM and its Chief Compliance Officer.

●	Engage in any act, practice or course of business which would operate as a fraud or deceit upon the Reportable Fund; or

●	Engage in any manipulative practice with respect to the Reportable Fund.

Exempted Transactions

The following transactions are not subject to the substantive provisions of this Code:

●	Transactions which are part of an automatic investment plan.

●	Transactions in securities other than the Covered Securities.

●	Transactions effected in any account over which the Employee has no direct or indirect influence or control (i.e., Non-Discretionary Accounts).

○	“Direct or indirect influence” is considered to be had over any account for which an employee suggests purchases or sales of investments for the account, directs purchases or sales of investments or consults with the manager of the account as to the particular allocation of investments to be made in the account.

○	Employees who have accounts over which they have no direct or indirect influence or control will be required to provide quarterly certifications to the Chief Compliance Officer, or his or her designee.

Non-Discretionary Personal Securities Accounts

Employees are required to disclose all non-discretionary personal securities accounts in which employees may have a direct or indirect beneficial ownership. This includes all accounts which employees have assigned investment management responsibilities to a third party and therefore do not exercise direct or indirect influence or control over such accounts.

Employees are required to disclose such non-discretionary personal securities accounts in the same manner as they are required to disclose discretionary personal securities accounts described above, and shall certify and update the Chief Compliance Officer, or his or her designee, of any changes to such accounts on an annual and quarterly basis by completing the certifications referenced above.

Outside Business Activities

Policy Statement

CRM is mindful of the potential conflicts of interest that may arise with its employees’ outside business activities which includes any form of outside employment, including, but not limited to, traditional employment, consulting work, or distribution (“Outside Business Activities”). All employees shall notify their supervisor and the Chief Compliance Officer, or his or her designee, of any potential Outside Business Activity and must receive approval from the Chief Compliance Officer prior to the employee engaging in such Outside Business Activity.1

[1]	Employees are required to seek approval whether or not employee is compensated for such activity.

These policies and procedures may be changed without notice at any time. These policies and procedures will be administered or not administered in the sole judgment and discretion of CRM and its Chief Compliance Officer.

Approval Process

All employees must submit their request for approval for all Outside Business Activities through the ComplySci Compliance Module.2 Such request shall include certain relevant information about the activity, including but not limited to: (i) the general nature of the activity; (ii) the amount of any compensation, if any, received relating to the activity; and (iii) whether the activity involves providing investment advice or is otherwise related to the financial services industry.

Such request will be sent to and the Chief Compliance Officer, or his or her designee, for review and must be approved by the Chief Compliance Officer prior to engaging in the requested Outside Business Activity, as described below.

The following are a non-exhaustive list of factors the Chief Compliance Officer may consider in determining whether to grant employee Outside Business Activity approval:

●	Whether the proposed activity may interfere materially with any of the employee’s responsibilities to CRM or its advisory clients;

●	Potential conflicts of interest or appearance of conflicts of interest and whether such conflicts might be mitigated;

●	Potential regulatory concerns relating to the Outside Business Activity; and

●	Consideration of other Outside Business Activities of the CRM employee.

Service as a Director of a Publicly-Traded Company

No Employee shall serve as a director of a publicly-traded company without prior written authorization from the Chief Compliance Officer. Any such authorization shall be based upon a determination that such board service would be consistent with the interests of CRM and its clients.

Avoiding Conflicts of Interest

Any such approval shall be based upon the Chief Compliance Officer’s determination that such Outside Business Activity would not be in inconsistent with CRM’s fiduciary duty to its clients. At the request of the Chief Compliance Officer, employees may be required to provide supporting documentation that the employee is in compliance with the Firm’s policy.

Attestations

On an annual basis, all employees shall certify to any Outside Business Activities or the absence thereof. Additionally, CRM shall report all Outside Business Activities of Registered Representatives to ALPS prior to the Registered Representative engaging in such activity.

Questions regarding this policy should be directed to the Chief Compliance Officer.

[2]	The CRM ComplySci Compliance Module can be located at: https://login.complysci.com/Membership/Login?ReturnUrl=%2f

These policies and procedures may be changed without notice at any time. These policies and procedures will be administered or not administered in the sole judgment and discretion of CRM and its Chief Compliance Officer.

Reporting of Violations and Oversight Responsibility

Any violations of this Code shall be promptly reported to the Chief Compliance Officer and, where appropriate, to the CRM Compliance Committee. The Compliance Committee shall have oversight responsibility for monitoring compliance with this Code, including the review of reports required to be submitted pursuant to this Code.

Notification of Reporting Obligations

A member of the Chief Compliance Officer, or his or her delegee, shall be responsible for notifying Employees, including Access Persons, of their obligations under this Code and for providing a copy of this Code to all employees. Such notification shall take place through, among other things, regular dissemination of the Code and the annual compliance attestation process detailed below.

Written Acknowledgements

Upon becoming an Employee of the Firm, each Employee must review and acknowledge receipt of the Code. Additionally, on an annual basis, a member of the Chief Compliance Officer, or his or her delegee, shall disseminate and receive from each Employee a written acknowledgement of their receipt of the Code and any amendments.

Sanctions

Upon discovering a violation of this Code, the Chief Compliance Officer may impose such sanctions as he or she deems appropriate, including, inter alia, a warning, requirement that the violator conduct all personal securities transactions through CRM’s trading operations, disgorgement of profits, a letter of censure or suspension, or termination of employment. All material violations of this Code and sanctions imposed with respect thereto shall be reported periodically to the CRM Executive Committee and Board of Trustees of any Fund, as applicable.

Record Retention

CRM is required to maintain certain records in connection with this Code of Ethics. The Compliance Committee and Chief Compliance Officer maintain general oversight responsibility for the Adviser’s compliance with its various books and records requirements. However, the Chief Compliance Officer and its delegates are primarily responsible for the recordkeeping requirements in connection with the Code of Ethics. Such records must be made available to the Chief Compliance Officer for inspection and review upon request.

In particular, CRM is required to maintain at its principal place of business (and make available to the Securities and Exchange Commission) the following records in an easily accessible place:

●	a copy of CRM’s Code of Ethics that is in effect, or at any time within the past five years, was in effect;

●	a record of any violation of the Code of Ethics, and of any action taken as a result of the violation, for at least five years after the end of the fiscal year in which the violation occurs;

●	a record of all initial compliance reports, quarterly compliance reports, annual holding reports, and related certifications and acknowledgements received from Employees for at least five years;

●	a record of all related reports to Fund Boards for at least five years after the end of

These policies and procedures may be changed without notice at any time. These policies and procedures will be administered or not administered in the sole judgment and discretion of CRM and its Chief Compliance Officer.

the fiscal year in which the report is made;

●	a record of the names of persons who are currently, or within the past five years were, Access Persons of CRM; and

●	a record of any decision, and the reasons supporting the decision, to approve the decision, to approve the acquisition of securities by Access Persons in IPOs and Private Placements, for at least five years after the end of the fiscal year in which the approval is granted.

Additionally, the law may require a party to take steps to preserve potential relevant evidence in whatever form when litigation has been filed or is reasonably anticipated or foreseeable in order to avoid potential court sanctions. The consequences of a failure to preserve will vary depending on the circumstances, but may include: regulatory fines and penalties; civil litigation consequences such as increased litigation costs, fines, adverse inference instructions, default judgment and civil contempt; and criminal liability for organizations and individuals. Upon receipt of a subpoena or regulatory demand to produce or preserve documents (“Litigation Hold Notice”), or when litigation is otherwise reasonably anticipated or foreseen, CRM employees shall immediately suspend destruction, deletion or disposal of records that are potential evidence. This policy also extends to any and all forms of written communication conveyed electronically, including but not limited to instant messaging, text/SMS messaging, e-mail, and personal or private messaging, whether conducted on CRM’s systems or third-party applications (“apps”) or platforms, and whether sent using CRM’s computers, CRM’s mobile devices, or personally owned computers or mobile devices used by CRM personnel for CRM’s business, that are subject to the requirements of rule 204-2(a)(7) or Rule 204-2(a)(11) under the Investment Advisers Act of 1940.

Other Policies

The provisions of this Code of Ethics and are in addition to, and not a substitute for, any codes or standards of professional conduct which may apply to Chartered Financial Analysts.

II.	Policy Statement on Insider Trading

The following policies have been established to aid Employees and other persons associated with CRM in avoiding “insider trading”. All Employees and other persons must follow these policies or risk serious sanction, including dismissal, substantial personal liability and criminal penalties. If an Employee or other person has a question about these procedures, such person should contact CRM’s Chief Compliance Officer and Counsel.

Description of Insider Trading

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not someone is an “insider”) and to communications of material non-public information to others.

While the law concerning “insider trading” is not static, it is generally understood that the law prohibits:

●	trading by an insider while in possession of material non-public information; or

●	trading by a non-insider while in possession of material non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

These policies and procedures may be changed without notice at any time. These policies and procedures will be administered or not administered in the sole judgment and discretion of CRM and its Chief Compliance Officer.

●	communicating material non-public information to others.

The elements of “insider trading” and the penalties for such unlawful conduct are discussed below:

Who is an Insider?

The concept of “insider” is broad. It includes all employees of a company. In addition, a person can be a “temporary insider” if he/she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountant, consultants, bank lending officers and the employees of such organizations. In addition, an employee of CRM may become a temporary insider for a company it advises or for which it performs other services. According to the Supreme Court, the company must expect an outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” is generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his/her investment decisions or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that employees should consider material includes but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S. 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

Potential sources of inside information include the receipt, whether directly or indirectly, of information related to the offering of private investments in public offerings (“PIPES”), and information from other third-parties including but not limited to counsel, independent registered public accounting firms, investors, financial printers and trading partners of a material nature.

Another example of material information is current CRM portfolio holdings for clients and current CRM investment strategies (“CRM Portfolio Information”). If other market participants obtain CRM Portfolio Information, they could use it to trade against CRM clients or otherwise profit by anticipating CRM trades. For example, if others know that CRM intends to make large investments in a particular company, they could invest in the same company in anticipation of increases in its share price as CRM places its trades. This may eliminate or reduce the benefit to CRM clients from these trades. However, unlike other inside information CRM Portfolio Information may be used for the benefit of CRM clients. Thus, there is no restriction on using CRM Portfolio Information to implement CRM investment strategies for the benefit of CRM clients, although obviously one may not trade for one set of CRM clients in a manner designed to take improper advantage of CRM Portfolio Information for other clients.

These policies and procedures may be changed without notice at any time. These policies and procedures will be administered or not administered in the sole judgment and discretion of CRM and its Chief Compliance Officer.

What is Non-Public Information?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Penalties

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties include:

●	civil injunctions;

●	treble damages;

●	disgorgement of profits;

●	jail sentences;

●	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

●	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the profit gained or loss avoided.

In addition, any violations on Insider Trading will be subject to the sanctions described in the CRM Code of Ethics.

Identifying Inside Information

Before an Employee enters into a transaction in the securities of a company about which he/she may have potential inside information, the following questions must be resolved:

●	Is the information material? Is this information that an investor would consider important in making his/her investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

●	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal or other publications of general circulation?

If, after considering these factors, the Employee believes that the information is material and non-public, or if he/she has any questions as to whether the information is material and non-public, the Employee must take the following steps:

●	report the matter immediately to the Chief Compliance Officer;

●	refrain from purchasing or selling the securities in a personal securities transaction or on behalf of others, including CRM’s client accounts;

These policies and procedures may be changed without notice at any time. These policies and procedures will be administered or not administered in the sole judgment and discretion of CRM and its Chief Compliance Officer.

●	refrain from communicating the information inside or outside CRM, other than to the Chief Compliance Officer; and

●	after the Chief Compliance Officer has reviewed the issue, the employee will be instructed to continue the prohibitions against trading and communications, or will be allowed to trade on and communicate the information.

The rules in the preceding paragraph do not apply to use of Client Portfolio Information of a CRM client in transactions for that client or otherwise in the proper conduct of CRM’s business. However, employees must immediately report to the Chief Compliance Officer any misuse of CRM Portfolio Information.

Restricting Access to Material Non-Public Information

Information in the possession of any Employee that may be considered material and non-public may not be communicated to anyone, including persons within CRM, except as provided in Section II above, provided that CRM Portfolio Information may, as appropriate in the conduct on CRM business, be provided to CRM personnel, service providers to CRM and CRM Funds, and attorneys, accountants and other professional advisers to CRM and CRM Funds. In addition, care should be taken so that all material non-public information is secure. For example, files containing material non-public information should be sealed and access to computer files containing material non-public information should be restricted.

Special Considerations Regarding the Use of Expert Networks

As noted in a 2011 press release issued by the SEC, while it is legal to obtain expert advice and analysis through expert networking arrangements, it is illegal to trade on material non-public information obtained in violation of a duty to keep that information confidential.3 A CRM research analyst must bear in mind special considerations when considering the use of such networks. In response to industry developments regarding the use of expert networks,4 CRM has adopted the following set of procedures in connection with the firm’s use of expert networks for research purposes:

●	A CRM research analyst may not consult with any consultant from an expert network who is a current employee, officer or director of a publicly traded company or has served as an employee, officer or director of a publicly traded company during the six (6) month period preceding the proposed consultation;

●	Prior to commencing discussions with consultants from an expert network, the CRM research analyst shall read the following disclosure statement:

“At the outset of this call, [I/we] would like to make it clear that [I/we] do not want to discuss any information which might be deemed material and non-public, or which you may have a duty to keep confidential.”

[3]	See http://www.sec.gov/news/press/2011/2011-38.htm

[4]	United States v. Raj Rajaratnam, 09 CR 1184 (S.D.N.Y.) (2011) (RJH) and United States Securities and Exchange Commission v. Galleon Management LP, 09 cv 8811, (S.D.N.Y.) (2011)(JSR).

These policies and procedures may be changed without notice at any time. These policies and procedures will be administered or not administered in the sole judgment and discretion of CRM and its Chief Compliance Officer.

●	Records shall be maintained of all consultations conducted with a consultant from an expert network.[5] This log shall include the following information:

○	Purpose/topic to which the call primarily relates or the relevant tickers (if applicable);

○	Date of the consultation request;

○	CRM participant(s); and

○	Name of expert consultant(s).

●	All expert network providers, including all individual consultants within any expert network, must be approved by CRM’s Chief Compliance Officer, or his or her designee, before a member of the Research Department is allowed to participate in any consultations, as described below.

The Chief Compliance Officer, or his or her designee, shall “chaperone” any calls between a member of the CRM Research Department and any consultant from an approved expert network previously consulted during the prior twelve (12) month period (i.e., a “Repeat Consultation”).

In addition, a the Chief Compliance Officer, or his or her designee, shall periodically chaperone calls between a member of the CRM Research Department and any consultant from an approved expert network.

Chaperoning, whether in connection with a Repeat Consultation or periodic chaperoning and oversight, may be conducted on an announced or unannounced/anonymous basis.

Approved Expert Networks

Tegus, Inc.6

Guidepoint Global, LLC7

CRM Compliance Committee Approval

As described above, all approved Expert Network providers and its consultants must be approved by CRM’s Chief Compliance Officer before a research analyst is permitted to participate in a consultation. Only consultants from an Approved Expert Network may be consulted with, in accordance with the following approval process:

●	Step 1: A member of the CRM Research Department submits a request to an Approved Expert Network to compile a list of consultants to address a specific research issue;

[5]	Certain documentation provided by approved expert networks for purposes of review and pre-approval should include all relevant background information pertaining to the applicable consultants, including but not limited to: (i) prior employment; (ii) current employment; and (iii) all other relevant information (e.g., frequency of consultations over the past 12-months, if applicable). Such documentation may be maintained by the approved expert network and made available to CRM personnel through the expert network online portal.

[6]	Tegus, Inc. (“Tegus”) replaced Guidepoint Global, LLC (“Guidepoint”) as the Firm’s approved expert network effective January 1, 2022.

[7]	Gerson Lehrman Group (“GLG”) was added as an approved expert network to supplement Tegus in March 2023. GLG was replaced by Guidepoint as the Firm’s supplemental expert network effective March 31, 2025.

These policies and procedures may be changed without notice at any time. These policies and procedures will be administered or not administered in the sole judgment and discretion of CRM and its Chief Compliance Officer.

●	Step 2: A representative of the Approved Expert Network sends the member of the CRM Research Department a list of potential consultants, in compliance with CRM procedures, including background and other relevant information about the proposed consultant;

●	Step 3: The member of the CRM Research Department selects a consultant and requests approval to proceed with the consultation through the approved expert network;

●	Step 4: The Chief Compliance Officer, or his or her designee, reviews the consultant’s background information and any other relevant information pertaining to the proposed consultation; and

●	Step 5: The Chief Compliance Officer, or his or her designee, shall determine whether any compliance issues regarding the consultation are apparent. If none, then final approval to the Approved Expert Network is given and the consultation is scheduled between the member(s) of the CRM Research Department and consultant.

The Chief Compliance Officer, or his or her designee, reviews all consultations with Approved Expert Networks on a periodic basis in addition to a detailed review performed in conjunction with the CRM Annual Review process. This will include periodic or annual reviews of a sampling of any available call transcripts, as detailed below.

Transcripts

The Approved Expert Network may make available certain transcripts of calls conducted with members of the expert network. Where transcripts are made available to members of the CRM Research Department, such transcripts are first reviewed and redacted, where necessary, following a review of any potential material, non-public information or information which may otherwise be confidential. Such review process is performed by the Approved Expert Network compliance department prior to being made available through the expert network’s online transcript library. As a general matter, members of the CRM Research Department which are reviewing call transcripts shall not be subject to the prohibitions detailed above pertaining to direct engagement with consultants of the Approved Expert Network (i.e., the 6-month prohibition on consultations with any consultant from an expert network who is a current employee, officer or director of a publicly traded company). The Chief Compliance Officer, or his or her designee, shall periodically review call transcripts, including as part of the CRM Annual Review Process.

Failure to adhere to this policy may result in disciplinary action as addressed earlier in this Code as well as in the revocation of the CRM research analyst’s use of an expert network in the future. All questions concerning expert networks, the use thereof or these procedures should be addressed to CRM’s Chief Compliance Officer.

Special Considerations Regarding One-on-One Meetings with Management at Broker-Sponsored Conferences

CRM research analysts may periodically attend conferences sponsored by brokers which provide one-on-one access to management of companies for whom CRM trades on behalf of its clients. In an effort to monitor analysts’ attendance at such conferences, including information acquired at such conferences, a CRM research analyst or its delegate will maintain a log of all broker-sponsored conferences where an analyst participates in a one-on-one meeting with management

These policies and procedures may be changed without notice at any time. These policies and procedures will be administered or not administered in the sole judgment and discretion of CRM and its Chief Compliance Officer.

representatives of a company for whom we trade on behalf of our advisory clients.8 The log shall include the following information:

●	The date of the conference;

●	The entity sponsoring the conference;

●	The company and representatives with whom an analyst participated in a one-on-one meeting; and

●	The CRM analyst(s) who participated in the one-on-one meeting.

In addition, an analyst participating in such meeting will be required to capture any material information acquired during the meeting in CRM’s proprietary research database.

Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth in Section II.B. above, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures or as to the propriety of any action, it must be discussed with the Chief Compliance Officer before trading on or communicating the information to anyone.

Prohibitions on Circumvention

This Code of Ethics/Policy Statement on Insider Trading prohibits each Employee from:

(i)	entering into a personal transaction if:

(a)	the Employee is prohibited from entering into that personal transaction; or

(b)	it involves the misuse or improper disclosure of confidential information; and

(ii)	soliciting or otherwise engaging any other person, directly or indirectly, from conducting any activity prohibited by this Code.

Additional Note

All Employees are required by this Code to read and familiarize themselves with their responsibilities and obligations on Insider Trading. The provisions of this Policy Statement on Insider Trading are in addition to, and not a substitute for, any codes or standards of professional conduct which may apply to Chartered Financial Analysis.

III.	Spreading False Rumors

CRM employees are expressly prohibited from knowingly spreading any false rumor, or any purported market development, concerning any company, that is designed to influence trading in or the price of that company’s securities. Employees are also not permitted to engage in any other type of communication activity that constitutes illegal market manipulation. These prohibitions

[8]	The log of one-on-one meetings may be maintained by members of the CRM Research Department within their respective Bloomberg portals or other online record databases.

These policies and procedures may be changed without notice at any time. These policies and procedures will be administered or not administered in the sole judgment and discretion of CRM and its Chief Compliance Officer.

include the spreading of false rumors via all media, including, but not limited to, email, instant messages, text messages, blogs, “tweets” or chat rooms.

The spreading of false information may also lead to fines or censure by regulators as well as disciplinary action by the firm up to and including termination of employment. Questions regarding this policy should be directed to the firm’s Chief Compliance Officer.

IV.	Sensitive Payments

Statements of General Policy

Accepting Sensitive Payments. As an investment adviser registered under the Investment Advisers Act of 1940, Cramer Rosenthal McGlynn, LLC (“CRM”) and its officers and employees (collectively sometimes called “CRM Personnel”) are subject to legal and regulatory requirements and fiduciary duties which obligate them to put the interests of CRM clients ahead of their own personal interests. This means, among other things, that we should always make investment and related decisions for client accounts based upon the best interests of our clients rather than our own interests. For example and specifically for purposes of these policies, we must not accept Sensitive Payments (as defined below) from other businesses, their agents or their officers, employees or affiliates that are or appear to be motivated by a desire to influence us to award them client-related business or that do in fact or appear to cloud the independent judgment we exercise on behalf of our clients. As used in the following policies and procedures relating to the acceptance of Sensitive Payments, the term CRM Personnel includes the spouses and dependent children of officers and employees of CRM, it being understood that such policies and procedures apply to Sensitive Payments, whether accepted in the workplace or at home.

Providing Sensitive Payments. The nature of our activities also puts us into relationships with actual and potential sources of investment management business which are themselves subject to legal and regulatory requirements and owe duties to others that might be breached by their acceptance of Sensitive Payments from CRM or CRM Personnel, either directly or through their agents, officers, employees or affiliates. We must avoid even the appearance that we are providing these payments in order to illegally or improperly influence the recipients to award business to CRM. In particular, we must be mindful that where CRM seeks investment management business from sovereign funds or domestic or foreign governmental pension plans, making Sensitive Payments to or for governmental officials or candidates for public office could involve violation of domestic and foreign laws and regulations relating to commercial bribery. Such applicable domestic and foreign laws and regulations include, but are not necessarily limited to, the federal Foreign Corrupt Practices Act and the United Kingdom Bribery Act 2010.

Applicability and Definitions

The foregoing statements of general policy and the specific policies and procedures which follow (collectively, the “Sensitive Payment Policies”) apply to Sensitive Payments accepted by CRM or CRM Personnel from, or provided by CRM or CRM Personnel to Covered Persons or Government-Related Persons. Sensitive Payments provided to certain Government-Related Persons are also subject to CRM’s separate policies and procedures relating to political contributions (the “Political Contributions Policies”). Except as specifically provided below, the specific policies and procedures relating to Sensitive Payments which follow do not apply to political contributions permitted by or under CRM’s Political Contributions Policies.

The term “Sensitive Payments” means any and all payments or benefits having a monetary value

These policies and procedures may be changed without notice at any time. These policies and procedures will be administered or not administered in the sole judgment and discretion of CRM and its Chief Compliance Officer.

which are made to or conferred upon CRM or CRM Personnel by Covered Persons or Government-Related Persons, or made to or conferred upon Covered Persons or Government-Related Persons by CRM or CRM Personnel, whether consisting of money, securities, goods, services or other tangible or intangible property and whether made or conferred in the form of (i) gifts, (ii) travel, meals, entertainment or other corporate hospitality (collectively, “Corporate Hospitality”), (iii) Business Entertainment (as defined below), (iv) loans, (v) charitable donations or (vi) political contributions. However, the term Sensitive Payments does not include any loan made to CRM or an officer or employee of CRM by a Covered Person or Government-Related Person in the business of making loans as part of such Covered Person’s or Government-Related Person’s lender-borrower relationship with CRM or such CRM officer or employee, provided, that the loan is not made on terms and conditions materially more advantageous to CRM or such CRM officer or employee than those concurrently offered or extended by such Covered Person to other borrowers.

The term “Covered Persons” means and includes the following persons, their agents and the officers, employees and affiliates of any such person which is an entity:

(a)	current or prospective advisory clients of CRM;

(b)	securities brokers or dealers, and other vendors of products or services to CRM;

(c)	entities acting as intermediaries through which CRM mutual funds are offered to the public such as, for example, mutual fund “supermarkets”; and

(d)	public companies and other issuers of securities that are held in, or that are being considered as investments for, CRM client accounts.

The term “Government-Related Persons” means and includes the following persons, their agents and the officers, employees and affiliates of any such person which is an entity:

(a)	elected or appointed officials of, and candidates for elective office with, domestic or foreign governments, their agencies and instrumentalities;

(b)	business enterprises owned or operated by domestic or foreign governments, their agencies or instrumentalities;

(c)	domestic or foreign political parties; and

(d)	officials of public international organizations.

For purposes of the foregoing definitions, an affiliate of a Covered Person or a Government-Related Person means an entity which is the direct or indirect parent or a direct or indirect subsidiary of, or under common control with, such Covered Person or Government-Related Person.

Purpose and Approach

CRM’s Sensitive Payments Policies are intended to help CRM and CRM Personnel address and avoid actual, potential, or perceived conflicts of interest and legal and regulatory violations that might arise from accepting or providing Sensitive Payments to or from third parties with whom we have or seek to have business dealings or who seek to have business dealings with us. At the same

These policies and procedures may be changed without notice at any time. These policies and procedures will be administered or not administered in the sole judgment and discretion of CRM and its Chief Compliance Officer.

time, the Sensitive Payments Policies are designed to permit reasonable and customary exchanges of non-cash gifts, Corporate Hospitality and Business Entertainment (as defined below). Such gifts, Corporate Hospitality and/or Business Entertainment with business associates are important to establishing and maintaining the interpersonal relationships that underpin our business and our ability to serve our clients.

Accordingly, subject to the prohibitions, limitations and requirements set forth below, these Sensitive Payments Policies do not prohibit providing non-cash gifts, Corporate Hospitality and/or Business Entertainment in order to foster a business relationship, to demonstrate customary courtesy, or to better understand our business partners and their products, operations, and goals. CRM Personnel are expected to show good judgment in distinguishing acceptable business gift-giving and socializing from excessive gift-giving or entertainment that may create an unfortunate appearance or cause others to misunderstand our motives.

In striking a proper balance between these considerations, CRM Personnel are expected to be cognizant of the negative appearance that may be created by frequently accepting Sensitive Payments from the same Covered Person or Government-Related Person or frequently providing Sensitive Payments to the same Covered Person or Government-Related Person, even if individually such payments comply with the specific policies and the procedures set forth below.

CRM Personnel may not, through any non-CRM Personnel (including spouses and dependent children), seek to conduct any activity in which they themselves would be directly prohibited from conducting pursuant to these policies.

Specific Policies and Procedures

Prohibitions on Soliciting Sensitive Payments; Limitations on Accepting Gifts, Entertainment and Corporate Hospitality

CRM Personnel may not solicit gifts, Corporate Hospitality or Sensitive Payments of any other type, the solicitation of which is determined by CRM’s Chief Compliance Officer to be inconsistent with these Sensitive Payment Policies or with any of CRM’s applicable Political Contributions Policies. CRM Personnel may not accept cash or its equivalent as a gift from or provide cash or its equivalent as a gift to any Covered Person or Government-Related Person.

CRM Personnel may not accept gifts valued at over $100 from any Covered Person or Government-Related Person, and the aggregate value amount of gifts so received by any CRM Personnel may not exceed $250 in any calendar year. Under special circumstances and as described below in the waiver section of these polices, gifts from CRM clients in excess of $100 value may at times be accepted but must be disclosed to the Chief Compliance Officer. Such requests for a waiver should be made at or near the time of receiving the gift.

The $100 value limit applies separately to each gift or set of related gifts. For example, if an employee received or provided a desktop set including pen, pencil, and writing pad, the $100 limit would apply to the whole set rather than to each item separately. Likewise, a gift from a Covered Person or Government-Related Person that is received and shared by several people may be accepted, provided that the value to each individual recipient is no greater than $100.00.

CRM Personnel seeking to accept a gift are expected to take reasonable steps to determine the actual value of the gift and report such gift pursuant to the reporting provision described below. The foregoing limits, prohibitions and reporting requirements also apply to all forms of Corporate

These policies and procedures may be changed without notice at any time. These policies and procedures will be administered or not administered in the sole judgment and discretion of CRM and its Chief Compliance Officer.

Hospitality, including travel, meals and entertainment (other than Business Entertainment as defined below).

As used above and elsewhere in these Sensitive Payments Policies, the terms “gift” and “gifts” do not include a political contribution or political contributions permitted by CRM’s Political Contributions Policies.

Business Entertainment

In recognition of the useful business purpose that business entertainment may provide in fostering the personal relationships that underpin our business, the following guidelines apply to meals and entertainment that meet both of the following conditions (“Business Entertainment”):

(i)	representatives of both CRM and the Covered Person or Government-Related Person participate together in the meals and entertainment, although it is not necessary that they be together at all times--for example, if they travel separately to an event; and

(ii)	meals and entertainment are not supplied at a location that many people would consider disreputable or clearly unsuitable for business meetings, such as a strip club.

CRM Personnel may not accept Business Entertainment valued at over $400 from any Covered Person or Government-Related Person for any single event or occasion, and the aggregate amount of Business Entertainment so accepted by any CRM Personnel from the same Covered Person or Government-Related Person may not exceed $1,300 in value during any calendar year. The $400 value limit applies to all costs related to a single trip or event, excluding costs for local travel (such as taxi cabs or car services). For example, if a CRM employee were to be taken one evening to dinner and a sporting event, the cost of the meal and the sporting event ticket would be combined for purposes of the $400 value limit; local transportation costs would not be included. As described below in the waiver section of these policies, under special circumstances, CRM Personnel may participate in Business Entertainment in excess of the above described limitations with the approval of the Chief Compliance Officer. Such requests for a waiver should be made at or near the time of receiving the Business Entertainment.

Reporting

CRM Personnel who receive gifts or Corporate Hospitality with a value of $25 and above or who participate in Business Entertainment with a value of $50 and above must report the activity through CRM’s ComplySci online compliance portal, as detailed above. An email is then sent to the Chief Compliance Officer, or his or her designee, so as to keep CRM compliance personnel informed on an on-going basis of such activity.

Waivers

The limits on gifts, Corporate Hospitality and/or Business Entertainment set forth above may be waived in special cases by the Chief Compliance Officer. In determining whether to grant any such waiver, the Chief Compliance Officer shall consider the following factors: (i) any value to CRM or its clients from accepting the gift, Corporate Hospitality or Business Entertainment (e.g. information and experience to be gained by attending a conference); (ii) the number of waivers involving the same Covered Person or Government-Related Person during the preceding 12 months;

These policies and procedures may be changed without notice at any time. These policies and procedures will be administered or not administered in the sole judgment and discretion of CRM and its Chief Compliance Officer.

(iii) the number of waivers for the same CRM officer or employee during the preceding 12 months, and (iv) in the case of Covered Persons or Government-Related Persons based outside the United States, differences in international customs and practices and higher cost levels in some other countries.

Other Prohibitions and Requirements

CRM Personnel may never make Sensitive Payments to Covered Persons or Government-Related Persons with whom CRM currently has or seeks to have business dealings in order to improperly influence them with respect to such dealings or to induce them to breach their duties to others. CRM Personnel may not make a loan or charitable donation to, for the benefit or at the request of any Covered Person or Government-Related Person unless and until the amount, nature and purpose of such loan or charitable donation has been disclosed to and approved by the Chief Compliance Officer. CRM Personnel may not solicit or accept a loan from any Covered Person or Government-Related Person unless and until the amount, nature and purpose of such loan has been disclosed to the Chief Compliance Officer and such loan has not been disapproved by the Chief Compliance Officer within ten (10) after receipt of such disclosure.

General

Any gifts, Corporate Hospitality and/or Business Entertainment, including travel, meals and entertainment, provided by CRM or provided by CRM Personnel and charged to CRM shall be properly accounted for in the books of CRM. Any political contributions made by CRM Personnel shall be properly reported in accordance with CRM’s Political Contributions Policies.

Each CRM officer and employee is required to acknowledge annually that he/she has reviewed and complied with these Sensitive Payments Policies.

CRM officers and employees are required to observe these Sensitive Payments Policies as a condition of their employment. Violations of these Sensitive Payments Policies may result in disciplinary action, which may include termination of employment.

Any questions about how any of these Sensitive Payments Policies should be interpreted will be resolved by CRM’s Chief Compliance Officer.